Exhibit 99.1

Education Management Corporation Reports Fiscal 2003 Third Quarter Financial Results

PITTSBURGH, April 28, 2003 (PRIMEZONE) -- Education Management Corporation (Nasdaq:EDMC) today reported its financial results for the third quarter ended March 31, 2003. For the quarter, net revenues increased 19.2% to $173.7 million and net income grew 24.0% to $18.5 million, or 51 cents per diluted share.

Robert Knutson, EDMC's Chairman and Chief Executive Officer, commented, "Our financial results this quarter continued to benefit from strong interest in our program offerings. Leading indicators give us reason to expect continued good operating performance in the fourth quarter and in our upcoming fiscal year."

Financial highlights:

-- Revenues for the three months ended March 31, 2003 increased 19.2% to $173.7 million, compared to $145.7 million for the same period a year ago. Revenue growth in the third quarter resulted from a 15.4% increase in total student enrollment and an approximate 7% increase in average tuition rates. Total enrollment at the start of the third quarter of fiscal 2003 was 43,461 students as compared to 37,658 students for the same period last year.

-- Third quarter income before interest and taxes (operating income) rose 29.2% to $30.2 million from $23.4 million for the same period a year ago. The consolidated operating margin improved 140 basis points to 17.4%, compared to 16.0% in the prior year period.

-- Net income for the quarter grew 24.0% to $18.5 million, or $0.51 per diluted share, compared to $14.9 million, or $0.41 per diluted share, in the third quarter last year.

-- At March 31, 2003, the Company had cash and cash equivalents of $86.1 million. Cash flow from operations for the nine-month period ending March 31, 2003 increased approximately 31.8% to $110.4 million, compared to $83.7 million in the same period last fiscal year.

-- Capital expenditures for the quarterly and year-to-date periods were approximately $13.9 million and $69.5 million, respectively. Construction of the new Argosy University/Twin Cities facility in Minnesota is on schedule and that facility is expected to open this fall. The Company projects approximately $80 million in total capital expenditures for fiscal year 2003.

-- Tampa, Florida, has been identified as the location for a startup in fiscal year 2004 and will become our 30th Art Institute. Argosy University/Tampa will co-locate in the Art Institute facility. Academic programs will be offered at the undergraduate and graduate levels in the creative and applied arts, behavioral sciences, education and business.

Student Enrollment

At the start of the current spring quarter (fourth quarter of fiscal 2003), total enrollment at EDMC's schools was 41,767, a 16.7% increase from the same time last year. The Art Institutes' enrollment increased 15.3% to 34,177 from 29,642 as of the comparable period last year. Argosy's enrollment at the beginning of the current fiscal quarter was 7,590, a 23.5% increase as compared to 6,148 students in the prior year.

                                             2003      2002   Change
                                           Spring    Spring      %
                                           ------    ------   ------
 Total enrollment
    The Art Institutes                     34,177    29,642    15.3%
    Argosy Education Group                  7,590     6,148    23.5%
                                           ------   -------   ------
 Total enrollment                          41,767    35,790    16.7%

 Same-school enrollment
  (schools owned for 2 years or more)
    The Art Institutes                     31,600    28,245    11.9%
    Argosy Education Group                  7,523     6,120    22.9%
                                           ------   -------   ------
 Total same-school enrollment              39,123    34,365    13.8%

 Students taking 100% of
  their coursework online                     729       267   173.0%
 Total online enrollment                    2,972     1,021   191.1%

The Company's quarterly revenues and income fluctuate with student enrollment patterns. Student enrollment has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begins a new post-secondary education program. The Company's quarterly costs and expenses, however, do not fluctuate as significantly as revenues.

Business Outlook

For the fiscal year ending June 30, 2003, the Company estimates revenue growth of 27% and diluted EPS of approximately $1.54. Financial guidance for fiscal year 2004 will be provided in EDMC's earnings release for the fiscal fourth quarter ending June 30, 2003.

Conference Call with Management

Education Management will host a conference call to discuss its third fiscal quarter 2003 earnings tomorrow at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2130 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with approximately 44,000 students as of fall 2002 at 43 primary campus locations in 26 major cities. EDMC's education institutions offer a broad range of academic programs concentrated in the creative and applied arts, behavioral sciences, education and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for 40 years, and its education institutions have more than 150,000 alumni.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

                    EDUCATION MANAGEMENT CORPORATION
        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
           (Dollars in thousands, except per share amounts)

                              For the three months For the nine months
                                 ended March 31,     ended March 31,
                                 2002      2003      2002     2003
                                -------   -------   -------   -------
 Net revenues                  $145,710  $173,691  $367,074  $476,970

 Costs and expenses:
   Educational services          91,251   108,446   232,709   303,329
   General and administrative    29,703    33,840    73,106    93,322
   Amortization of
    intangible assets             1,378     1,191     2,217     3,251
                                -------   -------   -------   -------
                                122,332   143,477   308,032   399,902
                                -------   -------   -------   -------

 Income before interest
  and taxes                      23,378    30,214    59,042    77,068
   Interest expense, net            278       339     1,305       981
                                -------   -------   -------   -------
 Income before income taxes      23,100    29,875    57,737    76,087
   Provision for income taxes     8,167    11,354    21,537    28,917
                                -------   -------   -------   -------

 Net income                     $14,933   $18,521   $36,200   $47,170
                                =======   =======   =======   =======

 Diluted earnings per share     $   .41   $   .51   $  1.07   $  1.29

 Weighted average number
   of diluted shares
   outstanding (000's):          36,361    36,542    33,796    36,463

  Other selected data (unaudited):
                                         For the nine months ended
                                                  March 31,
                                            2002            2003
                                         ----------      ----------

  Cash flows from operations               $ 83,746       $ 110,375
  Capital expenditures                       37,059          69,545
  Depreciation and amortization              24,361          30,443

 Selected Consolidated Balance Sheet Data (unaudited):
                                                As of March 31,
                                            2002           2003
                                         ----------     ----------
 Cash and cash equivalents                 $ 60,116         86,061
 Receivables, net                            36,244         34,877
 Current assets                             119,429        144,273
 Total assets                               458,828        553,709
 Current liabilities                        116,226        144,500
 Long-term debt
  (including current portion)                 3,696          3,521
 Shareholders' investment                   332,832        403,357

CONTACT:  Education Management Corporation
          Robert McDowell
          Executive Vice President and Chief Financial Officer
          (412) 562-0900

          James Sober, CFA
          Vice President, Investor Relations
          (412) 995-7684